EXHIBIT 21.0



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H.T.E. Public Safety - Illinois, Inc.                    FL

H.T.E. - Programmed for Success, Inc.                    FL

H.T.E. Bellamy Ltd.                                      Alberta, Canada

H.T.E. - Software Management, Inc.                       FL